EXHIBIT 99.1

SP Plus Corporation Announces Fourth Quarter and Full-Year 2015 Results

Full-year adjusted EPS of $0.98 in line with original guidance and up 31% over 2014;

Full-year 2015 adjusted free cash flow of $36.9 million exceeds guidance

CHICAGO, Feb. 29, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the fourth quarter and full-year 2015.

G Marc Baumann, President and Chief Executive Officer, stated, “We are pleased with our overall performance for the year and our ability to generate strong earnings growth and free cash flow.  We added record new business in 2015, continued to drive down G&A costs through disciplined cost management, and made significant progress on key initiatives.”

Mr. Baumann continued, “The weaker than expected fourth quarter gross profit was primarily due to softness in the New York market driven by reduced revenues at leased locations attributable to fewer than expected events, as well as the temporary impact of structural repairs at certain facilities.  In addition, our health benefit costs were higher than we expected due to increased claims.”

Mr. Baumann concluded, “We remain focused on growing the business organically and anticipate another year of record new business in 2016.  We also remain confident in our ability to grow adjusted EBITDA in the high single-digit range for 2016 through our proven ability to control costs and drive cost improvement initiatives, even in light of more modest gross profit growth.  Moreover, we’re now turning our attention to longer-term priorities and are evaluating other growth opportunities and capital structure initiatives to further drive overall growth and shareholder value creation.”

Financial Summary

In millions except per share	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$39.7	$40.3	$44.5	$44.5
General and administrative expenses (1)	$23.1	$19.0	$26.3	$22.4
EBITDA (1),(3)	$15.7	$20.8	$17.3	$21.3
Net income attributable to SP Plus (1)	$2.6	$6.5	$9.3	$5.3
Earnings per share (EPS) (1)	$0.11	$0.29	$0.41	$0.23
Free cash flow (2),(3)	$19.2	$20.1	$11.5	$13.1

In millions except per share	Twelve Months Ended December 31, 2015		Twelve Months Ended December 31, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$170.1	$174.8	$171.3	$171.2
General and administrative expenses (1)	$97.3	$89.8	$101.5	$91.2
EBITDA (1),(3)	$69.9	$82.5	$66.8	$76.9
Net income attributable to SP Plus (1)	$17.4	$22.1	$23.1	$16.8
Earnings per share (EPS) (1)	$0.77	$0.98	$1.03	$0.75
Free cash flow (2),(3)	$27.1	$36.9	$33.6	$37.4

(1) Adjusted to eliminate non-routine items including, but not limited to, restructuring, merger and integration costs, non-routine asset sales or dispositions, non-routine tax adjustments, and ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations.  Results have also been adjusted for the impact of the completed Parkmobile investment transaction, the sale of a large portion of the security business, and costs incurred for other contemplated transactions.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of non-GAAP financial measures.

Fourth Quarter Operating Results

Reported gross profit in the fourth quarter of 2015 was $39.7 million, compared to $44.5 million in the fourth quarter of 2014, a decrease of $4.8 million or 11%.  On an adjusted basis, which excludes non-routine structural and other repair costs as well as the impact from asset sales or dispositions from both years, fourth quarter adjusted gross profit decreased $4.2 million or 9% as compared to the same period of 2014.  The Company experienced higher than expected health benefit claims and costs toward the end of 2015 that contributed to approximately $1.7 million of the year-over-year gross profit decrease. Additionally, the receipt of a portion of the Hurricane Sandy settlement proceeds in the fourth quarter of 2014 contributed to $0.8 million of the year-over-year decrease.  The majority of the remainder of the decrease was due to performance at leased locations in the New York market.

Fourth quarter 2015 reported general and administrative (G&A) expenses were $23.1 million as compared to reported G&A of $26.3 million in the fourth quarter of 2014.  After adjusting for restructuring, merger and integration related G&A costs as well as the impact of asset sales or dispositions from both years, fourth quarter 2015 adjusted G&A expenses were $19.0 million, a decrease of $3.4 million or 15% as compared to fourth quarter 2014 adjusted G&A, driven primarily by significant reductions in compensation and related costs.

Resulting adjusted EBITDA was $20.8 million for the fourth quarter of 2015, as compared with $21.3 million on the same basis for the fourth quarter of 2014.

Reported earnings per share for the fourth quarter of 2015 was $0.11, as compared to reported earnings per share of $0.41 for the fourth quarter of 2014.  Adjusted earnings per share, which excludes restructuring, merger and integration related costs, the impact of asset sales and dispositions, non-routine structural repairs, and non-routine tax adjustments, was $0.29 for the fourth quarter of 2015, as compared with adjusted earnings per share of $0.23 for the fourth quarter of 2014.  Lower interest expense and a lower effective tax rate contributed to the year-over-year improvement in adjusted earnings per share.

Recent Developments

On February 19, 2016, the Company received a non-appealable and binding decision from an independent public accounting firm awarding the Company $6.6 million in its dispute with Central Parking Corporation's former owners over Net Debt Working Capital as of the closing date of the merger.  As a result of the decision, the Company recognized an expense of $1.6 million ($0.9 million, net of tax) in the fourth quarter of 2015 in general and administrative expenses for certain claims that were disallowed by the accounting firm.

Recent contract awards and new business activity include the following:

SP+ University Services was awarded a multi-year contract to provide a campus shuttle bus service for California State University at Fresno. The new shuttle service commenced January 25, 2016 using ADA accessible passenger buses to be equipped with state-of-the-art student and faculty ID badge scanning capabilities.

SP+ Transportation has been awarded a multi-year contract to provide comprehensive shuttle bus service for the Express North and Express South public parking facilities at Dallas/Fort Worth International Airport beginning March 1, 2016.  The operation will utilize a fleet of 42 buses to provide prompt bumper-to-bumper shuttle service between the terminals and over 8,200 public parking spaces in the North and South Express Parking Lots.

SP+ Hotel Services has been awarded a multi-year contract to provide valet services for the newly renovated Watergate Hotel on the shores of the Potomac River in Washington, DC.  The hotel, which is on the National Registry of Historic Places, is set to re-open on April 1, 2016.

USA Parking/SP+ Hotel Services is expanding their relationship with Hersha Hospitality with the addition of the Hilton Daytona Beach Hotel.   The hotel has 744 rooms and suites, seven restaurants and lounges, and 60,000 square feet of meeting space.

SP+ Municipal Services expanded its operations for the Port of San Francisco through a contract award to manage five additional surface lots along San Francisco's Embarcadero.  SP+ now manages a total of eight lots for the Port of San Francisco along the waterfront stretching from Fisherman's Wharf to downtown.

SP+ Parking was awarded a multi-year renewal of a contract to provide parking management, valet service and shuttle services for Cooper University Health Care in Camden, New Jersey.  Cooper University Health Care, the clinical campus of Cooper Medical School of Rowan University, is the leading provider of health services to Southern New Jersey and has been a vital institution in Camden for 125 years.

SP+ Municipal Services was recently selected by the City of Ft. Worth, Texas to continue providing parking management services for the nearly 6,000 spaces at the Will Rogers Memorial Center and the City of Ft. Worth Convention Garages. SP+ was initially awarded the contract to manage these facilities in 2010.

For the second year in a row, SP+ GAMEDAY provided transport planning and services for the College Football Playoff National Championship Game.  In addition, SP+ GAMEDAY provided a new fan express shuttle system on behalf of the Arizona Organizing Committee, responsible for hosting the event.

Full Year Operating Results

Reported gross profit for the full-year 2015 was $170.1 million, compared to $171.3 million for the same period of 2014, a decrease of $1.2 million or 1%.  On an adjusted basis, which excludes non-routine structural and other repair costs as well as the impact from asset sales or dispositions from both years, adjusted gross profit for fiscal 2015 was up $3.6 million or 2% over fiscal 2014.  Despite challenges in the New York market and increased health benefit costs in the latter part of the year, strong overall new business activity in 2015 as well as continued favorable changes in casualty loss reserve estimates for prior years contributed to the gross profit growth.

Reported G&A expenses for the full-year 2015 were $97.3 million as compared to reported G&A of $101.5 million in fiscal 2014.  Adjusting both years for restructuring, merger and integration related G&A costs as well as the impact from asset sales or dispositions, adjusted G&A for fiscal 2015 was $89.8 million, a $1.4 million decrease as compared to fiscal 2014, driven primarily by significant reductions in compensation and related costs.

Resulting adjusted EBITDA increased 7% to $82.5 million for fiscal 2015, as compared with $76.9 million on the same basis for fiscal 2014.

Reported earnings per share for fiscal 2015 was $0.77, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets, as compared to reported earnings per share of $1.03 for fiscal 2014, which included a $0.46 per share benefit from the reversal of valuation allowances for deferred tax assets.  Adjusted earnings per share, which excludes restructuring, merger and integration related costs, the impact of asset sales and dispositions, non-routine structural repairs and non-routine tax adjustments, was $0.98 for fiscal 2015, compared to $0.75 per share in fiscal 2014, an increase of 31%.

The Company generated adjusted free cash flow of $36.9 million in fiscal 2015, which exceeded the guidance range of $30 million to $36 million.

2016 Outlook

For 2016, the Company expects adjusted EBITDA in the range of $88 million to $93 million, adjusted earnings per share in the range of $1.16 to $1.26, and adjusted free cash flow in the range of $40 million to $46 million.  Adjusted EBITDA and adjusted EPS will continue to exclude non-routine items including, but not limited to, restructuring costs, asset or business sales or dispositions, acquisitions, non-routine tax items and ongoing costs related to non-routine structural and other repairs. Adjusted free cash flow will continue to exclude cash used for non-routine structural and other repairs. The Company expects its 2016 effective book tax rate to be approximately 41%.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on March 1, 2016, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has approximately 22,000 employees and operates approximately 3,900 parking facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 40.2 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides security services in several states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: adverse litigation judgments or settlements, including a dispute with Central’s former stockholders; intense competition and potential changes to consumer behavior; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; goodwill impairment charges or impairment of long-lived assets; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; risks related to the Company’s acquisition strategy; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement (adjustments were tax affected at a statutory tax rate of 41% for 2015 and 42% for 2014), and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases.  The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Consolidated Balance Sheets

	December 31,
(millions, except for share and per share data)	2015	2014
Assets
Cash and cash equivalents	$18.7	$18.2
Notes and accounts receivable, net	105.1	109.3
Prepaid expenses and other	13.9	17.8
Deferred taxes	12.3	10.9
Total current assets	150.0	156.2
Leasehold improvements, equipment, land and construction in progress, net	34.6	42.8
Other assets
Advances and deposits	5.0	6.7
Other intangible assets, net	75.9	91.0
Favorable acquired lease contracts, net	38.1	48.3
Equity investments in unconsolidated entities	19.0	20.7
Other assets, net	18.3	14.0
Cost of contracts, net	11.9	10.5
Goodwill	431.3	432.9
Total other assets	599.5	624.1
Total assets	$784.1	$823.1
Liabilities and stockholders' equity
Accounts payable	$95.1	$106.5
Accrued rent	22.9	22.1
Compensation and payroll withholdings	21.0	22.0
Property, payroll and other taxes	8.6	11.7
Accrued insurance	19.4	22.0
Accrued expenses	25.4	26.0
Current portion of long-term obligations under credit facility and other long-term borrowings	15.2	14.5
Total current liabilities	207.6	224.8
Deferred taxes	-	5.8
Long-term borrowings, excluding current portion
Obligations under credit facility	209.4	235.5
Other long-term borrowings	0.5	0.8
	209.9	236.3
Unfavorable acquired lease contracts, net	50.3	61.4
Other long-term liabilities	66.2	65.0
Total noncurrent liabilities	326.4	368.5
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2015 and 2014; no shares issued	-	-
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2015 and 2014; 22,328,578 and 22,127,725 shares issued and outstanding as of December 31, 2015 and 2014, respectively	-	-
Additional paid-in capital	247.9	243.9
Accumulated other comprehensive loss	(1.1)	(0.2)
Retained earnings (accumulated deficit)	2.8	(14.6)
Total SP Plus Corporation stockholders' equity	249.6	229.1
Noncontrolling interest	0.5	0.7
Total shareholders' equity	250.1	229.8
Total liabilities and stockholders' equity	$784.1	$823.1

SP Plus Corporation
Consolidated Statements of Income

	Years Ended December 31,
(millions, except for share and per share data)	2015	2014	2013
Parking services revenue
Lease contracts	$570.9	$496.6	$489.6
Management contracts	350.3	338.3	347.3
	921.2	834.9	836.9
Reimbursed management contract revenue	694.7	679.8	629.9
Total revenue	1,615.9	1,514.7	1,466.8
Cost of parking services
Lease contracts	532.8	455.7	456.1
Management contracts	218.3	207.9	208.7
	751.1	663.6	664.8
Reimbursed management contract expense	694.7	679.8	629.9
Total cost of parking services	1,445.8	1,343.4	1,294.7
Gross profit
Lease contracts	38.1	40.9	33.5
Management contracts	132.0	130.4	138.6
Total gross profit	170.1	171.3	172.1
General and administrative expenses	97.3	101.5	98.9
Depreciation and amortization	34.0	30.3	31.2
Operating income	38.8	39.5	42.0
Other expense (income)
Interest expense	12.7	17.8	19.0
Interest income	(0.2)	(0.4)	(0.6)
Gain on sale of a business	(0.5)	-	-
Gain on contribution of a business to an unconsolidated entity	-	(4.1)	-
Equity in losses from investment in unconsolidated entity	1.7	0.3	-
Total other expenses (income)	13.7	13.6	18.4
Earnings before income taxes	25.1	25.9	23.6
Income tax expense (benefit)	4.8	(0.2)	8.8
Net income	20.3	26.1	14.8
Less: Net income attributable to noncontrolling interest	2.9	3.0	2.7
Net income attributable to SP Plus Corporation	$17.4	$23.1	$12.1
Common stock data
Net income per common share
Basic	$0.78	$1.05	$0.55
Diluted	$0.77	$1.03	$0.54
Weighted average shares outstanding
Basic	22,189,140	22,009,800	21,902,870
Diluted	22,511,759	22,407,343	22,249,584

SP Plus Corporation
Unaudited Quarterly Results

	Fourth Quarter, unaudited
(millions, except for share and per share data)	2015	2014
Parking services revenue
Lease contracts	$142.1	$126.0
Management contracts	82.1	85.5
Reimbursed management contract revenue	181.2	172.7
Total revenue	405.4	384.2
Cost of parking services
Lease contracts	133.6	115.1
Management contracts	50.9	51.9
Reimbursed management contract expense	181.2	172.7
Total cost of parking services	365.7	339.7
Gross profit
Lease contracts	8.5	10.9
Management contracts	31.2	33.6
Total gross profit	39.7	44.5
General and administrative expenses	23.1	26.3
Depreciation and amortization	9.7	7.8
Operating income	6.9	10.4
Other expense (income)
Interest expense	2.7	4.0
Interest income	(0.1)	(0.1)
Gain on contribution of a business to an unconsolidated entity	-	(4.1)
Equity in losses from investment in unconsolidated entity	0.5	0.3
Total other expenses (income)	3.1	0.1
Earnings before income taxes	3.8	10.3
Income tax expense	0.4	0.2
Net income	3.4	10.1
Less: Net income attributable to noncontrolling interest	0.8	0.8
Net income attributable to SP Plus Corporation	$2.6	$9.3
Common stock data
Net income per share
Basic	$0.11	$0.42
Diluted	$0.11	$0.41
Weighted average shares outstanding
Basic	22,276,763	22,071,706
Diluted	22,486,888	22,451,557

SP Plus Corporation
Consolidated Statements of Cash Flows
	Year Ended December 31,
(millions, except for share and per share data)	2015	2014	2013
Operating activities
Net income	$20.3	$26.1	$14.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34.1	30.4	29.5
Net (accretion) amortization of acquired lease contracts	(0.9)	(1.0)	(4.3)
(Gain) loss on sale of equipment	0.4	(0.3)	1.6
(Gain) loss on sale of equity interest in land	-	-	(1.2)
(Gain) loss on sale of business	(0.5)	-	-
Amortization of debt issuance costs	0.9	1.3	1.4
Amortization of original discount on borrowings	1.2	1.2	1.3
Non-cash stock-based compensation	3.7	3.3	4.2
Provision for losses on accounts receivable	0.7	0.7	0.2
Excess tax (benefit) expense related to vesting of restricted stock units	(0.3)	0.1	(0.2)
(Gain) on contribution of a business to an unconsolidated entity	-	(4.1)	-
Deferred income taxes	(9.7)	(12.1)	2.7
Changes in operating assets and liabilities
Notes and accounts receivable	3.5	5.4	(3.8)
Prepaid assets	3.7	2.6	7.4
Other assets	4.4	(0.5)	(3.1)
Accounts payable	(11.4)	(9.0)	(13.5)
Accrued liabilities	(6.5)	7.5	(2.1)
Net cash provided by operating activities	43.6	51.6	34.9
Investing activities
Purchase of leasehold improvements and equipment	(9.6)	(13.5)	(15.7)
Proceeds from sale of equipment and contract terminations	0.5	0.9	0.8
Cash received from sale of business, net	1.0	-	-
Proceeds from sale of equity interest in land	-	-	2.3
Cost of contracts purchased	(3.7)	(2.3)	(0.4)
Contingent payments for businesses acquired	-	-	(0.3)
Net cash used in investing activities	(11.8)	(14.9)	(13.3)
Financing activities
Contingent payments for businesses acquired	(0.1)	(1.8)	(0.6)
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(460.9)	(572.6)	(491.6)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	439.5	568.0	491.5
Proceeds from term loan (Restated Credit Facility)	10.4	-	-
Payments on term loan (Senior Credit Facility and Restated Credit Facility)	(15.0)	(32.3)	(22.5)
Proceeds from (payments on) other long-term borrowings	(0.3)	0.2	(0.6)
Distribution to noncontrolling interest	(3.1)	(2.9)	(2.8)
Payments of debt issuance costs and original discount on borrowings	(1.4)	-	-
Excess tax (benefit) expense related to vesting of restricted stock units	0.3	(0.1)	0.2
Net cash used in financing activities	(30.6)	(41.5)	(26.4)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(0.2)	(0.5)
Increase (decrease) in cash and cash equivalents	0.5	(5.0)	(5.3)
Cash and cash equivalents at beginning of year	18.2	23.2	28.5
Cash and cash equivalents at end of year	$18.7	$18.2	$23.2
Supplemental Disclosures
Cash paid during the period for
Interest	$10.7	$13.9	$16.3
Income taxes, net	$18.1	$1.3	$1.3

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(in millions, except for share and per share data, unaudited)
	Three months ended		Twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Gross profit
Gross profit, as reported	$39.7	$44.5	$170.1	$171.3
Add: Non-routine structural and other repairs	0.4	0.1	4.6	1.3
Add (Subtract): Gross profit related to asset sales or dispositions	0.3	(0.2)	0.1	(1.5)
Adjusted gross profit	$40.3	$44.5	$174.8	$171.2

General and administrative expenses
General and administrative expenses, as reported	$23.1	$26.3	$97.3	$101.5
Subtract: Restructuring, merger and integration costs	(4.3)	(3.5)	(7.8)	(8.5)
Add (Subtract): G&A related to asset sales or dispositions	0.2	(0.1)	0.4	(0.8)
Subtract: Parkmobile and other contemplated transaction costs	(0.0)	(0.3)	(0.1)	(0.9)
Adjusted G&A	$19.0	$22.4	$89.8	$91.2

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$2.6	$9.3	$17.4	$23.1
Add: Non-routine structural and other repairs, after tax	0.2	0.1	2.7	0.8
Add: Restructuring, merger and integration costs, after tax	3.5	2.0	5.6	5.0
Add (Subtract): Net income related to asset sales or dispositions	0.4	(2.2)	0.6	(2.2)
Add: Costs incurred related to Parkmobile and other contemplated transactions, after tax	-	0.2	0.1	0.5
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	-	-	0.4	-
Subtract: Reversal of valuation allowances for deferred tax assets	(0.1)	(4.0)	(4.6)	(10.4)
Adjusted net income attributable to SP Plus	$6.5	$5.3	$22.1	$16.8

Net income per share, as reported
Basic	$0.11	$0.42	$0.78	$1.05
Diluted	$0.11	$0.41	$0.77	$1.03

Adjusted net income per share
Basic	$0.29	$0.24	$1.00	$0.76
Diluted	$0.29	$0.23	$0.98	$0.75

Weighted average shares outstanding
Basic	22,276,763	22,071,706	22,189,140	22,009,800
Diluted	22,486,888	22,451,557	22,511,759	22,407,343

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in millions, unaudited)

	Three months ended		Twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income attributable to SP Plus, as reported	$2.6	$9.3	$17.4	$23.1
Add (subtract):
Income tax expense (benefit)	0.4	0.2	4.8	(0.2)
Interest expense, net	2.6	3.9	12.5	17.4
Gain on sale of a business	-	-	(0.5)	-
Gain on contribution of a business to an unconsolidated entity	-	(4.1)	-	(4.1)
Equity in losses from investment in unconsolidated entity	0.5	0.3	1.7	0.3
Depreciation and amortization expense	9.7	7.8	34.0	30.3
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$15.7	$17.3	$69.9	$66.8

Add: Non-routine structural and other repairs	0.4	0.1	4.6	1.3
Add: Restructuring, merger and integration costs	4.3	3.5	7.8	8.5
Add: Merger related minority interest	0.4	-	0.4	-
Add (Subtract): EBITDA related to asset sales or dispositions	0.1	-	(0.2)	(0.6)
Add: Parkmobile and other contemplated transaction costs	-	0.3	0.1	0.9
Adjusted EBITDA	$20.8	$21.3	$82.5	$76.9

SP Plus Corporation
Free Cash Flow
(in millions, unaudited)

	Three Months Ended		Twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating income	$6.9	$10.4	$38.8	$39.5
Depreciation and amortization	9.7	7.8	34.0	30.3
Net accretion of acquired lease contracts	0.2	(0.2)	(0.9)	(1.0)
Non-cash stock-based compensation	0.6	0.5	3.7	3.3
Income tax paid, net	(3.8)	(2.9)	(18.1)	(1.3)
Income attributable to noncontrolling interest	(0.8)	(0.8)	(2.9)	(3.0)
Change in operating assets and liabilities	12.7	4.0	(3.6)	(4.5)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(4.1)	(4.0)	(13.3)	(15.8)
Operating cash flow	$21.5	$14.8	$37.8	$47.5
Cash interest paid	(2.3)	(3.2)	(10.7)	(13.9)
Free cash flow (1)	$19.2	$11.5	$27.1	$33.6
plus: Cash used for non-routine structural and other repairs	0.9	1.6	9.9	3.8
Adjusted free cash flow	$20.1	$13.1	$36.9	$37.4

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net cash provided by operating activities	$24.5	$15.8	$43.6	$51.6
Net cash used in investing activities	(3.9)	(3.5)	(11.8)	(14.9)
Acquisitions and sale of business, net	-	-	(1.0)	-
Distribution to noncontrolling interest	(1.4)	(0.7)	(3.1)	(2.9)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.1)	(0.7)	(0.2)
Free cash flow	$19.2	$11.5	$27.1	$33.6

SP Plus Corporation
Location Count

	December 31, 2015	December 31, 2014	December 31, 2013
Leased facilities	713	774	850
Managed facilities (1)	3,161	3,348	3,317
Total facilities	3,874	4,122	4,167

(1) Adjusted to facilities related to the security business, primarily operating in the Southern California market, for December 31, 2014 and 2013